Exhibit 10.13

Telix Pharmaceuticals Limited ACN 616 620 369 55 Flemington Road North Melbourne Victoria, 3051 Australia

[date]

Private and Confidential

[Director name and
postal address details]

Via email: [Director email]

Dear [Director name]

Confirmation of appointment as Non-Executive Director

The Board of Telix Pharmaceuticals Limited ACN 616 620 369 (Company) is pleased to confirm your appointment as a non-executive director of the Company on the terms set out below. You will also be a member of the [insert Committee(s)], which is a standing committee of the Board.

As we have discussed, this confirmation of appointment is subject to completion of satisfactory referral and probity checks, which we expect to be concluded by [date].

Appointment

1	Your appointment as a director is and will be governed by the constitution of the Company, the Corporations Act 2001 (Cth) (Corporations Act) and the Corporations Regulations 2001 (Cth), as well as the Listing Rules of ASX Limited (Listing Rules). A copy of the Company’s constitution is attached to this letter as Annexure A and can also be found on our website www.telixpharma.com.

2	We propose that your appointment commence on [date], subject to the checks referred to above. In accordance with the Company’s constitution, you will be required to stand for election by the shareholders of the Company at the [date] Annual General Meeting (scheduled for [date]). We will share a draft ASX announcement for your approval.

3	You will cease to hold office as a director at any time that you resign by written notice to the Company; and/ or in accordance with the law or the Company’s constitution.

Remuneration and expenses

4	Your annual remuneration in respect of your duties is as follows:

(a)	Main Board Fee: A$xxx per annum (inclusive of statutory superannuation if applicable).

(b)	Committee fee - Member of [Committee]: A$xxx.

5	Fees are paid monthly.

6	Main Board, Committee fees and other applicable fees may be amended or reviewed and determined by the Board from time to time.

7	In addition to your annual remuneration, the Company will reimburse you for all reasonable expenses incurred as a result of your position as a director on the Board (including travelling, hotel and other expenses properly incurred by you in attending and returning from Board meetings or any committee of the Board or general meetings of the Company).

8	The Company will be required to withhold certain taxes from your remuneration. [As a xxx resident receiving remuneration from an Australian company, you will be required to complete an Australian tax return each year. You will receive separate advice on this matter and the Company will cover the costs of completing your annual Australian income tax return filing] [as applicable].

Meeting Schedule

9	I have attached as Annexure B a schedule of board, committee and operational briefings for [year(s)].

Notification of interests

10	You are expected to be sensitive to conflicts of interest or duty that may arise and be mindful of your fiduciary obligations.

11	You are required to:

(a)	disclose to the Board any actual or potential conflict of interest or duty that might reasonably be thought to exist as soon as the situation arises;

(b)	take necessary and reasonable action to resolve or avoid any actual or potential conflict of interest or duty; and

(c)	comply with the Corporations Act and the Company’s constitution in relation to disclosing material personal interests and restrictions on voting.

12	If a conflict exists, it is expected that you will leave the room when the Board is discussing any matter to which the conflict relates.

13	You are expected to inform the Board of any proposed appointment to the Board or executive of another company as soon as practicable.

Notification of interests in securities

14	In Australia we have strict legal rules prohibiting insider trading. The Company has a Securities Dealing Policy, attached as Annexure C, also available on our website www.telixpharma.com, which details when directors can trade in Telix shares.

15	The Company is required, under the Listing Rules of Australian Securities Exchange Limited (ASX), to disclose to ASX details of directors' interests in securities, and in contracts relevant to securities. The Company is also required to make such arrangements as are necessary with a director to ensure that the director discloses to the company all the information required by the Company to give ASX completed Appendices 3X (initial notice of interests), 3Y (change in director interests) and 3Z (Final Director’s Interest Notice) within the time period allowed by Listing Rule 3.19A.

16	Acceptance of this appointment confirms your understanding and acceptance of your obligations to notify the Company in respect of your interests in securities and in contracts relevant to securities.

17	While at this time there is no minimum shareholding requirement for directors, I note that the independent directors have substantial holdings in Telix shares or options or share rights to acquire them.

Qualifications

18	To qualify for the office of director you must not be disqualified or suspended from managing a corporation and must otherwise be permitted by law to act as a director of a company. You are also required to have an Australian Director Identification Number (DIN).

19	In this regard, you have been provided with a Director Questionnaire and resources relating to the DIN. The Director Questionnaire will be completed, signed and returned prior to the commencement of your appointment.

Indemnity, Insurance and Access to Company Documents

20	The Company holds a comprehensive Directors and Officers Insurance Policy which is accessible at all times in the Board’s information portal, Diligent. A copy can be provided to you on request.

21	A Deed of Access, Insurance and Indemnity is in place for all directors of the Company. A personalised deed will be provided to you for execution prior to the commencement of your appointment.

22	Under Australian law, directors have a right of access to financial records and they may make copies of books (other than financial records) for the purpose of certain legal proceedings. This latter right continues for seven years after you cease to be a director of the Company.

Powers and duties

23	You are expected to attend and participate in Board meetings and meetings of committees on which you serve either in person or remotely by digital platforms.

24	You are expected to spend the time needed, and meet as often as necessary with the Board, to properly discharge your responsibilities. You are expected to review meeting materials before Board meetings and committee meetings.

25	You are encouraged to ask questions of, request information from, and raise any issue of concern with management. You are encouraged, where possible, to ask any questions and raise issues of concern before a meeting so that management is prepared to address them.

26	You must exercise independent judgment when making decisions. Publicly, you are expected to support the letter and spirit of Board decisions.

27	You must keep Board information, discussions, deliberations, and decisions that are not publicly known, confidential.

28	You must comply with your legal duties when discharging your responsibilities as a director. Broadly, these duties are:

(a)	to act in good faith and in the best interests of the Company;

(b)	to act with care and diligence;

(c)	to act for proper purposes;

(d)	to avoid a conflict of interest or duty; and

(e)	to refrain from making improper use of information gained through your position as a director or taking improper advantage of the position of director.

Constitution Charters and Policies

29	The Company has developed a range of charters and policies that govern the conduct of the directors and employees and set out the processes, values and standards of the Company in dealing with all stakeholders. You acknowledge that your conformity with these constitutions, charters and policies will be an element in any assessment of your performance as a director of the Company. I have asked our company secretary, Genevieve Ryan, to discuss with you how you can obtain access to these documents. Key documents are held on Diligent and available on our website www.telixpharma.com, and are accessible by all directors.

30	You are required to keep the Company informed of your interests in the Company’s securities, and comply with all laws and applicable policy and regulation, including the Corporations Act, ASX Listing Rules and the Company’s securities trading policy.

Independent Advice

31	You may seek independent professional advice, at the expense of the Company, on any matter connected with the discharge of your responsibilities provided that before the advice is obtained, you discuss the requirement for the advice with the Chairman of Directors.

Confidentiality

32	In addition to your obligations pursuant to the Constitution of the Company, the Corporations Act and ASX Listing Rules, both during and following the period of your appointment as a director of the Company, you will not disclose or use any confidential information of or relating to the Company except in the performance of your duties as a director of the Company. Confidential information includes board deliberations, company financial information, internal company reports, intellectual property and details of transactions or prospective transactions involving the Company, but does not include information available in the public domain.

Performance review

33	During your time as a director, your performance as a director (together with the performance of the Board as a whole and the performance of the Board’s committees) will be reviewed in accordance with processes agreed by the Board from time to time.

34	The Board may make recommendations in the relevant notice of meeting to shareholders regarding your re-election having regard to the outcome of those reviews.

Governing law

35	This letter of appointment is governed by the laws of Victoria and the Commonwealth of Australia. Each party irrevocably submits to the jurisdiction of the courts of the State of Victoria and the Commonwealth of Australia.

Other Matters

36	If you have any questions relating to meetings, remuneration payments or company policies or charters please contact the Company Secretary, Genevieve Ryan at genevieve.ryan@telixpharma.com.

37	If there are any questions about the operation of the Board please do not hesitate to contact me.

In conclusion [Director], I, along with my colleagues, are delighted that you will become a colleague and look forward to working with you.

Yours sincerely,

H Kevin McCann AO

Chairman of Directors

Executed as an agreement

COMPANY

EXECUTED by TELIX PHARMACEUTICALS LIMITED ACN 616 620 369 by:

H. Kevin McCann AO
Signature of Director	Non-executive Chairman (please print)

Genevieve Ryan
Signature of Company Secretary	Company Secretary (please print)

YOU

EXECUTED by [Director] in the presence of:

Signature of Witness	Signature of [Director]

Name of witness (please print)